THE OTC SELECT-100 FUND, INC

                     ARTICLES OF AMENDMENT AND RESTATEMENT

     The OTC Select-100 Fund, Inc., a Maryland corporation having its principal office in Maryland at Baltimore, Maryland
(hereinafter called "Corporation"), hereby certifies to the State
Department of Assessments and Taxation of Maryland that:

     FIRST:  The charter of the Corporation is hereby amended and restated in its entirety by striking out in their entirety
Articles I through X of the Articles of Incorporation and
inserting in lieu thereof the following:

                            ARTICLE I

                               Name
                               ----

     The name of the corporation is the OTC Select-100 Fund, Inc.
(the "Corporation").

                            ARTICLE II

                        Corporate Purposes
                        ------------------

     The purpose for which the Corporation is formed is to engage in the business of an open-end management investment company.

     The Corporation may engage in any other business and shall have all powers conferred upon or permitted to corporations by the Maryland General Corporation Law.

                           ARTICLE III

               Principal Office and Resident Agent
               -----------------------------------

     The present address of the principal office of the
Corporation in Maryland is c/o The Corporation Trust
Incorporated, 32 South Street, Baltimore, Maryland 21202.  The
name of the resident agent of the Corporation in Maryland is The
Corporation Trust Incorporated, and the address of the resident agent is 32 South Street, Baltimore, Maryland 21202.  The
resident agent is a Maryland corporation.

                            ARTICLE IV

                  Capital Stock and Stockholders
                  ------------------------------
     Section 1.  Authorized Shares.  The Corporation is
authorized to issue Fifteen Million (15,000,000) shares of Common
Stock par value $.10 per share.  The aggregate par value of all shares which the Corporation is authorized to issue is One
Million Five Hundred Thousand ($1,500,000).

     The Board of Directors is authorized to classify or to
reclassify, from time to time, any unissued shares of stock of the Corporation, whether now or hereafter authorized, by setting, changing or eliminating the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of or rights to require redemption of the stock.

     The provisions of these Articles of Incorporation, including those in this Section shall apply to each class of stock unless otherwise provided by the Board of Directors prior to issuance of any shares of that class:

(a)  As more fully set forth hereafter, the assets and liabilities and the income and expenses of each class of the Corporation's stock shall be determined separately and, accordingly, the net asset value, the dividends payable to holders, and the amounts distributable in the event of dissolution of the Corporation to holders of shares of the Corporation's stock may vary from class to class.  Except for these differences and certain other
differences hereafter set forth, each class of the Corporation's stock shall have the same preferences, conversion and other
rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of the rights to require redemption.

(b)  All consideration received by the Corporation for the issue or sale of shares of a class of the Corporation's stock, together with all funds derived from any investment and reinvestment
thereof, shall irrevocably belong to that class for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Corporation.  Such consideration and any funds derived from any investment and reinvestment are herein referred to as "assets belonging to" that class.

(c)  The assets belonging to a class of the Corporation's stock shall be charged with the liabilities of the Corporation with respect to that class and with that class' share of the
liabilities of the Corporation not attributable to any particular class, in the latter case in the proportion that the net asset value of that class (determined without regard to such
liabilities) bears to the net asset value of all classes of the
Corporation's stock (determined without regard to such
liabilities).  The determination of the Board of Directors shall be conclusive as to the allocation of liabilities, including accrued expenses and reserves, the assets to a particular class or classes.

(d)  Shares of each class of stock shall be entitled to such dividends or distributions, in stock or in cash or both, as may be declared from time to time by the Board of Directors with respect to such class.  Dividends or distributions shall be paid on shares of a class of stock only out of the assets belonging to that class.

(e)  All holders of shares of stock shall vote as a single class except with respect to any matter which affects only one or more classes of stock, in which case only the holders of shares of the classes affected shall be entitled to vote.

(f)  In the event of the liquidation or dissolution of the
Corporation, the stockholders of a class of the Corporation's stock shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, the assets belonging to that class less the liabilities allocated to that class.  The assets so distributable to the stockholders of a class shall be distributed among such stockholders in
proportion to the number of shares of that class held by them and recorded on the books of the Corporation.  In the event that there are any assets available for distribution that are not attributable to any particular class of stock, such assets shall be allocated to all classes in proportion to the net asset value of the respective classes.

     Section 2.  Fractional Shares.  The Corporation may issue
fractional shares.  Any fractional share shall carry
proportionately all the rights of a whole share, excepting any right to receive a certificate evidencing such fractional share, but including, without limitation, the right to vote and the right to receive dividends.

     Section 3.  Quorum Requirements.  The presence in person or by proxy of the holders of one-third of the shares of stock of the Corporation entitled to vote without regard to class shall constitute a quorum at any meeting of the stockholders, except with respect to any matter which by law requires the approval of one or more classes of stock, in which case the presence in
person or by proxy of the holders of one-third of the shares of stock of each class entitled to vote on the matter shall
constitute a quorum.

     Section 4.  Voting.  Notwithstanding any provision of the
laws of the State of Maryland requiring any action to be taken or authorized by the affirmative vote of the holders of more than a majority of the outstanding stock of the Corporation, that action shall, except to the extent otherwise required by the Investment
Company Act of 1940, be effective and valid if taken or
authorized by the affirmative vote of the holders of the majority of the total number of votes entitled to be case thereon.

     Section 5.  No Preemptive Rights.  No holder of shares of
stock of the Corporation shall be entitled to any preemptive right other than as the Board of Directors may establish.

     Section 6.  Redemption of Stock.  Each stockholder may
require the Corporation to redeem all or any part of the stock owned by that holder, upon request to the Corporation or its designated agent, at the net asset value of the shares of that class next determined following receipt of the request in a form approved by the Corporation and accompanied by surrender of the certificate or certificates for the share, if any, less the
amount of any redemption adjustment or fee, if any, imposed on such shares as may be provided by the Board of Directors from time to time, to the extent permitted by the Investment Company
Act of 1940.  The Board of Directors may establish procedures for redemption of stock.  Payment of the redemption price by the
Corporation or its designated agent shall be made within seven days after redemption.  The right of redemption may be suspended and payment of the redemption price may be postponed when
permitted or required by applicable law.  The right of a holder of stock redeemed by the Corporation to receive dividends thereon and all other rights with respect to the shares shall terminate at the time as of which the redemption price has been determined, except the right to receive the redemption price and any dividend or distribution to which that holder had become entitled as the record holder of the shares on the record date for that dividend.
The Board of Directors may from time to time, if the Board
determines that it is in the economic or best interest of the
Corporation, redeem upon prior written notice at the net asset value, and upon such terms as the Board may determine from time to time, stockholders' accounts which fall below $100,000 or such lesser amounts as may be determined by the Board.  The Board may also, to the extent the Board of Directors determines that it would be detrimental to the best interests of the Corporation or its stockholders to redeem shares entirely in cash, authorize payment of redemption amounts in portfolio securities or partly in cash and partly in portfolio securities.

     Section 7.  Determinations by Board of Directors.  Any
determination made in good faith by or pursuant to the direction of the Board of Directors as to the amount of the assets, debts, obligations or liabilities of the Corporation, as to the amount of any reserves or charges set up and the proprietary thereof, as to the time of or purpose for creating such reserves or charges, as to the use, alteration or cancellation of any reserves or charges (whether or not any debt, obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged or shall be then or thereafter required to be paid or discharged), as to the value of or the method of valuing any investment or other asset owned or held by the
Corporation, as to the allocation of any income, expense or
liability to any loss of stock of the Corporation, as to the number of shares of any class of stock outstanding, as to the income of the Corporation or as to any other matter relating to the determination of net asset value, the declaration of
dividends or the issue, sale, redemption or other acquisition of shares of the Corporation, shall be final and conclusive and shall be binding upon the Corporation and all holders of its shares, past, present and future, and shares of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as aforesaid.

                            ARTICLE V

                        Board of Directors
                        ------------------

     Section 1.  Initial Board of Directors.  The Corporation
shall initially have eight directors.  The names of the
Directors, who shall hold office until their successors are duly chosen and qualified, are H. Eugene Caldwell, Michael B. Orkin,
J. Coleman Budd, Dakin B. Ferris, D. Ross Hamilton, Justus C.
Martin, Jr., Henry H. Porter, Jr., and David Prince.

     Section 2.  Number of Directors.  The number of Directors in office may be changed from time to time in the manner specified in the By-Laws of the Corporation, but this number shall never be less than the minimum number required under the Maryland General
Corporation Law.

     Section 3.  Certain Powers of Board of Directors.  In
addition to its other powers explicitly or implicitly granted under these Articles of Incorporation, by law or otherwise, the
Board of Directors of the Corporation (a) is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation,
(b) may from time to time determine whether, to what extent, at what times and places, and under what conditions and regulations the accounts and books of the corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of the Corporation except as conferred by statute or as authorized by the Board of Directors of the Corporation, (c) is empowered to authorize, without stockholder approval, the issuance and sale from time to time of shares of stock of the Corporation whether now or hereafter authorized, and (d) is authorized to adopt
procedures for determination of and to maintain constant the net asset value of shares of the Corporation's stock.

                            ARTICLE VI

                  Liability and Indemnification
                  -----------------------------

(a)  To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General
Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages.  This limitation on liability applies to events
occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or
officer at the time of any proceeding in which liability is
asserted.

(b)  The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland
General Corporation Law.  The Corporation shall indemnify and advance expenses to its officers to the same extent as its
directors and may do so to such further extent as is consistent with law.  The Board of Directors may by Bylaw, resolution or agreement make further provision for indemnification of
directors, officers, employees and agents to the fullest extent permitted by the Maryland Corporation Law.

(c)  No provision of this Article shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful
misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

(d)  References to the Maryland General Corporation Law in this
Article are to that law as from time to time amended.  No
amendment to the charter of the Corporation shall affect any right of any person under this Article based on any event,
omission or proceeding prior to the amendment.

                           ARTICLE VII

                            Amendments
                            -----------

     The Corporation reserves the right from time to time to make any amendment of these Articles of Incorporation now or hereafter authorized by law, including any amendment which alters the
contract rights, as expressly set forth in these Articles of
Incorporation, of any outstanding capital stock.

     SECOND:  The foregoing amendment and restatement was advised and approved by a majority of the entire Board of Directors and by all shares of Common Stock entitled to be voted on the matter.

     The undersigned acknowledges these Articles of Amendment and
Restatement to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief the matters and facts set forth therein with respect to the
authorization and approval thereof are true in all material
respects and that this statement is made under the penalties of perjury.

                                           THE OTC SELECT-100 FUND, INC.

                                           /s/ H. Eugene Caldwell
                                           H. Eugene Caldwell, President

ATTEST:

/s/ Judith A. Corn
Judith A. Corn, Secretary